JETBLUE AIRWAYS REPORTS FEBRUARY TRAFFIC
New York, NY (March 12, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for February 2019. Traffic in February increased 6.0 percent from February 2018, on a capacity increase of 7.5 percent.

Load factor for February 2019 was 81.5 percent, a decrease of 1.1 points from February 2018. JetBlue’s preliminary completion factor for February 2019 was 98.5 percent and its on-time (1) performance was 70.0 percent. JetBlue continues to expect first quarter revenue per available seat mile (RASM) to range between (3.5) and (1.5) percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	February 2019	February 2018	% Change
Revenue passenger miles (000)	3,913,690	3,691,600	6.0%
Available seat miles (000)	4,804,079	4,467,297	7.5%
Load factor	81.5%	82.6%	-1.1 pts.
Revenue passengers	3,123,054	3,071,029	1.7%
Departures	27,638	27,271	1.3%
Average stage length (miles)	1,159	1,104	5.0%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	8,012,747	7,489,996	7.0%
Available seat miles (000)	9,901,281	9,106,415	8.7%
Load factor	80.9%	82.2%	-1.3 pts.
Revenue passengers	6,381,438	6,229,369	2.4%
Departures	57,231	55,867	2.4%
Average stage length (miles)	1,152	1,098	4.9%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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